UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

Orchid Cellmark Inc.
(Exact name of the registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One, Princeton, NJ 08540
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 750-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2009, the Board of Directors of Orchid Cellmark Inc. (the “Company”) elected Dr. James M. Hart to the Board of Directors as a Class III director effective January 1, 2010.  As a Class III director, Dr. Hart will serve a term expiring in 2012.

Dr. Hart is the former Commissioner of the City of London Police Force with a career spanning almost four decades in various U.K police forces.  His experience included senior operational and command positions at the Metropolitan Police, New Scotland Yard and the Surrey Police force.  He also was Chairman of the Association of Chief Police Officers Economic Crime Portfolio, headed the Commissioner’s Policy Unit at New Scotland Yard and was a member of the senior team that implemented the restructuring of the Metropolitan Police Force, the U.K.’s largest law enforcement agency.

Dr. Hart will be compensated in accordance with the Company’s standard compensation policies and practices for its Board of Directors as follows: an annual retainer of $12,500 and $3,000 for each Board meeting attended or $500 per hour for telephonic Board meetings; and an initial grant of $100,000 of non-qualified stock options upon joining the Board (the number of options being determined based upon the 30-day trailing average stock price) and an annual grant of $75,000 of non-qualified stock options.  For a more detailed discussion of the Company’s compensation policies for directors, please see the Company’s proxy statement dated September 8, 2009.

There is no family relationship, arrangement or understanding between Dr. Hart and any other person pursuant to which he was selected as a director of the Company.

A copy of the press release announcing the election of Dr. Hart is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated December 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orchid Cellmark Inc.

Date: December 14, 2009	By:	/s/ William J. Thomas
	Name:	William J. Thomas
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 14, 2009